SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934



                Date of Report (Date of Earliest Event Reported):
                                December 23, 1999

                            U.S. Wireless Data, Inc.
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


     Colorado                  0-22848                      84-1178691
 ----------------            -----------                  ------------------
(State or other             (Commission                  (IRS Employer
 jurisdiction                File Number)                 Identification No.)
 of incorporation)


                          2200 Powell Street, Suite 800
                              Emeryville, CA 94608
                     --------------------------------------
                    (Address of principal executive offices)


                    Registrant's Telephone Number, including
                            area code (510) 596-2025


                  --------------------------------------------
                 (Former Address, if changed since last report)

Item 5:  Other Events

          All references to "we" or "us" contained in this Form 8-K refer to U.S. Wireless Data, Inc. The following descriptions of agreements we have entered into are summaries and are qualified by reference to the agreements which we filed as exhibits to this report.

          On December 23, 1999, we entered into an agreement with an investment banking firm in connection with a proposed equity private placement. The securities contemplated to be issued in the proposed equity private placement will not be, and the securities issued in the bridge financing referred to below have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          In connection with the engagement of the bank, we entered into an agreement on December 30, 1999, with an entity affiliated with the bank under which it agreed to lend us up to $1,000,000, subject to certain conditions, including that (a) Dean M. Leavitt, our Chief Executive Officer, make and honor a similar commitment to lend us up to $100,000, (b) Mr. Leavitt remain our Chief Executive Officer and a director and (c) we are able to enter into an agreement to convert, modify or purchase our outstanding Series B Preferred Stock and 6% Convertible Debentures on terms acceptable to the lender. The loans are secured by substantially all of our assets pursuant to a General Security Agreement and each loan is evidenced by a note, bearing interest at a rate of 8% per annum and due on the earlier of (x) the date a change of control (as defined in the note) occurs, (y) the date we conclude a debt or equity financing in which we receive at least $5,000,000 of gross proceeds, or (z) December 30, 2000. The notes include certain negative covenants, including prohibitions on the payment of certain dividends, redemptions and asset sales and limitations on the incurrence of indebtedness, liens and the issuance, prior to March 31, 2000, of securities. The lenders may, at their option, convert the outstanding principal amount of the notes into securities issued in connection with any private placement transaction on the same terms as investors in such placement. In addition, we have agreed to appoint a designee of the bank affiliate lender to our board of directors and to have an observer present at all meetings of our board of directors. The bank affiliate lender has not yet named anyone to this directorship. These rights expire after the note and any subsequent notes have been satisfied.

          In connection with the commitments to lend up to $1,100,000, we also issued the bank affiliate lender a warrant to purchase 13,636,363 shares of our common stock at an exercise price of $0.01 per share and we issued to Mr. Leavitt a similar warrant to purchase 1,363,637 shares of our common stock. The warrants may be exercised at any time, subject to certain conditions, including the approval by our shareholders of an amendment to our Articles of Incorporation to increase the number of our authorized shares of common stock. The warrants expire on December 30, 2006. If the bank is unable or unwilling to complete the private placement contemplated by the December 23rd agreement, then, subject to certain exceptions described below, the lenders will pay us a break-up fee of $5,000,000, payable at the lenders' option either in cash or by cancellation of 50% of the warrants. Such break-up fee would not be payable if certain events occur, including (a) certain breaches by us, (b) Mr. Leavitt's no longer being an officer and director, (c) our being unable to increase our



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


authorized preferred and common stock by April 28, 2000 and (d) our being unable to enter into agreements to redeem, convert, amend or retire the Series B Preferred Stock or 6% Convertible Debentures by March 1, 2000 on terms satisfactory to the bank. The lender and Mr. Leavitt have certain demand and "piggyback" registration rights, commencing in June 2000, as to the shares of common stock underlying the warrants.

          Currently, we do not have enough authorized common stock for the warrants to be exercised. As a result, we entered into Economic Participation Agreements with the lenders which are intended to provide the lenders with the economic equivalent of ownership of the shares of common stock underlying the warrants in the event that we are unable to amend our Articles of Incorporation to increase the number of authorized shares of common stock. The Economic Participation Agreements terminate at such time as a sufficient number of shares of our common stock is authorized and reserved for issuance upon the exercise of the warrants, unless we have failed to amend our Articles of Incorporation by April 28, 2000, in which case the lenders are entitled to liquidated damages which are calculated in accordance with the agreement.

          As of January 10, 2000, we had received an aggregate of $500,000 pursuant to the bridge financing described above, of which $466,298.33 was received from the lender and $33,701.66 was received from Mr. Leavitt.

Item 7:   Financial Statements, Pro Forma Financial Information and Exhibits.

          (c)  Exhibits

               4.1 Form of Warrant issued by the Registrant.

               4.2 Commitment Letter dated as of December 30, 1999, between Registrant and the bank affiliate lender.

               4.3 Form of 8% Senior Secured Promissory Note.

               4.4 Form of General Security Agreement dated as of December 30, 1999, between the Registrant and the lenders.

               4.5 Form of Economic Participation Agreement dated as of December 30, 1999, between the Registrant and the bank affiliate lender.

               4.6 Letter dated as of December 30, 1999, addressed to the lender from Dean M. Leavitt.



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: January 12, 2000

                                             U.S. WIRELESS DATA, INC.



                                             By:  /s/ Dean M. Leavitt
                                                --------------------------------
                                                  Dean M. Leavitt
                                                  Chief Executive Officer

























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